Exhibit 99.1

RE:	HARDINGE INC.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	John McNamara
Chairman, President & CEO	(212) 827-3771
(607) 378-4420

FOR IMMEDIATE RELEASE

Friday, June 24, 2005

HARDINGE ANNOUNCES THE RESIGNATION OF ITS CFO

ELMIRA, N.Y., June 24, 2005– Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, today announced that Richard L. Simons resigned as a member of the Company’s Board of Directors effective June 23, 2005 and will resign as Hardinge’s Chief Financial Officer, Executive Vice President and Assistant Secretary effective July 15, 2005, at which time he will be joining a large public company as a corporate officer.  In addition to this professional opportunity, Mr. Simons cited the opportunity to be located nearer his children as a reason for his resignations.  Hardinge has initiated the process to generate candidates to replace Mr. Simons.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We would like to thank Rick for his dedication and valuable contributions to Hardinge over the years.  We also appreciate his professionalism in planning a smooth transition of his responsibilities.  All of us at Hardinge appreciate Rick’s desire to spend more time with his family and wish him every success in his new position.”

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.